 EXHIBIT 99.1

Proposal to Delist from Frankfurt Stock Exchange Linde plc October 2022

Forward-Looking Statement This presentation contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by terms and phrases such as: anticipate, believe, intend, estimate, expect, continue, should, could, may, plan, project, predict, will, potential, forecast, and similar expressions. They are based on management’s reasonable expectations and assumptions as of the date the statements are made but involve risks and uncertainties. These risks and uncertainties include, without limitation: Linde’s ability to implement the Transaction, including obtaining Irish High Court approval and the requisite shareholder vote; the expected timing of the Transaction, if implemented, and its expected effects on the Company, the Company’s stock price and its shareholders; the performance of stock markets generally; developments in worldwide and national economies and other international events and circumstances, including trade conflicts and tariffs; changes in foreign currencies and in interest rates; the cost and availability of electric power, natural gas and other raw materials; the ability to achieve price increases to offset cost increases; catastrophic events including natural disasters, epidemics, pandemics such as COVID-19, and acts of war and terrorism; the ability to attract, hire, and retain qualified personnel; the impact of changes in financial accounting standards; the impact of changes in pension plan liabilities; the impact of tax, environmental, healthcare and other legislation and government regulation in jurisdictions in which the company operates; the cost and outcomes of investigations, litigation and regulatory proceedings; the impact of potential unusual or non-recurring items; continued timely development and market acceptance of new products and applications; the impact of competitive products and pricing; future financial and operating performance of major customers and industries served; the impact of information technology system failures, network disruptions and breaches in data security; and the effectiveness and speed of integrating new acquisitions into the business. These risks and uncertainties may cause future results or circumstances to differ materially from adjusted projections, estimates or other forward-looking statements. Linde plc assumes no obligation to update or provide revisions to any forward-looking statement in response to changing circumstances. The above listed risks and uncertainties are further described in Item 1A. Risk Factors in Linde’s Form 10-K for the fiscal year ended December 31, 2021 filed with the SEC on February 28, 2022, which should be reviewed carefully. Please consider Linde’s forward-looking statements in light of those risks.

Linde Current Stock Listing Structure Linde’s structure is very uncommon * Per Bloomberg for YTD August 5, 2022

Major Market Index Cap Structures[1]

Linde

	Index Cap	Active[2] Cap	Index # of Members	Index Market Cap ($ T)	Avg. P/E Multiple[3]	Largest Member (Weight)
DAX (Germany)	10%	10%	40	1.6	10.4	Linde (11%)
CAC (France)	15%	10%	40	2.2	12.2	LVMH (16%)
SMI (Switzerland)	20%	10%	20	1.4	14.4	Nestle (24%)
FTSE 100 (UK)	None	10%	100	2.5	14.3	AstraZeneca (8%)
S&P 500 (US)	None	None	503	38.3	19.1	Apple (7%)

- European indices contain various caps limiting stock ownership
  - → Less index members / size coupled with caps creates technical selling pressure
  - → Smaller indices result in outsized member leaders – often over the caps
- US has no caps and a much larger, more balanced membership
  - → P/E multiples trend higher with less restrictions and more membership

(1) Based on FactSet, Aug 5, 2022 market close data. Caps based on free float market cap as % of total index market cap
(2) Assumes active managers compliant with UCITS 5/10/40 rule in Europe
(3) LTM Index P/E

4

Rebalancing Periods Impact to Stock Price*

Linde

Index rebalancing required 3 weeks per quarter

- Index funds must follow to avoid 'tracking error'
- Member companies over caps must be sold down by end of each 3-week period

	Q1	Q2	Q3	Q4
2019	8.8% +1.2%	9.2% +5.4%	9.4% +0.1%	9.7% +1.7%
2020	9.8% +7.8%	10.4% -3.0%	10.0% -1.8%	10.2% -4.3%
2021	9.1% +4.8%	10.5% -2.6%	9.6%** +1.5%	10.2%** +2.8%

LIN stock performance vs. DAX Index during 3-week rebalancing period

9.7% +1.7%

LIN weight** in DAX (Cell Color: Green <10%, Red >=10%)

11 out of 12 quarters indicate a strong correlation

- Of the **7** qtrs. below the 10% cap, Linde stock outperformed DAX **7** qtrs.
- Of the **5** qtrs. above the 10% cap, Linde stock underperformed DAX **4** qtrs.
- Linde % trading days above the cap – 10% in 2019; 66% in 2020; 59% in 2021

10% cap negatively affects Linde stock performance

* All data taken from www.dax-indices.com/de and Factset

** % weight from day the requirements are announced (last Friday before rebalance periods) with 3Q21 and 4Q21 adjusted for DAX 40 adoption

5

Multiple Attempts to Address Situation Unable to remedy without broader European reforms Deutsche Boerse (“DB”) increased DAX membership DB proposed to raise cap from 10% to 15% Significant efforts from DB, but larger Eurozone changes req’d September 2021 increased from 30 to 40 members Increased size of Index, and thus ‘denominator’ to determine cap Linde stock breached new higher limit in under 3 months Investors opposed changes during May 2022 comment period Effort failed primarily due to concerns over UCITS 5/10/40 limit Current stock exchanges too small with respect to UCITS limits LVMH or Nestle “effect” where a large member dominates index

Management Project to Review Comprehensive review Multi-month study by Linde management & external experts Assessed Pros and Cons of European listing across key functions: Legal & Regulatory Accounting & Filing Business & Stakeholders Capital Markets Analyzed risk, cost and benefits of functional sub-sections

Summary of Project Findings Recommend Linde only listed on NYSE Long-term valuation upside Lower accounting & legal costs Less risk due to simplified regulatory compliance Lower costs & complexity Less tied to single country sentiment or smaller equity pool Linde > 10% of DAX Index but < 1% of S&P 500 Remove technical barriers to stock Higher valuations of US stocks versus European Larger relative pool for comparison

Tender offer Corporate merger or reorganization Method to Exit Shareholders will decide path forward Different methods to exit Frankfurt Stock Exchange Lowest cost and risk method given complexity of dual listing Enables shareholder vote – 75% of votes cast required for approval Choosing Irish domestic scheme of arrangement & merger Shareholders negatively affected by current structure Shareholders could be impacted by this change Shareholder say is important in this matter

APPENDIX

Potential Timeline Approximately 100-130 day process Investor Presentation (Oct 26) File Proxy – voting period begins (late Nov / early Dec) Irish High Court sets shareholder meeting date (mid Jan) Shareholder meeting – voting period ends (mid Feb) Above timing could vary depending upon regulatory review periods Transaction closes if vote approved (early Mar)

Additional Information Additional Information About the Transaction and Where to Find It This presentation is being made by Linde plc (“Linde”) in respect of a proposed intercompany reorganization (the “Transaction”). An extraordinary general meeting of shareholders is expected to be announced in due course to obtain shareholder approval in connection with the Transaction. Linde intends to file with the U.S. Securities and Exchange Commission (the “SEC”) a proxy statement and other relevant documents in connection with the Transaction. The definitive proxy statement (when available) will be sent or made available to shareholders and will contain important information about the Transaction and related matters. INVESTORS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT LINDE AND THE TRANSACTION. Investors may obtain a free copy of these materials (when available) and other documents filed by Linde with the SEC at the SEC’s website at www.sec.gov, at Linde’s website at www.linde.com or by sending a written request to Forge, 43 Church Street West, Woking, Surrey, GU21 6HT, l, United Kingdom, Attention: Company Secretary. Participants in the Solicitation Linde and its directors and executive officers may be deemed participants in the solicitation of proxies in connection with the Transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of shareholders in connection with the Transaction will be set forth in Linde’s definitive proxy statement for its extraordinary general meeting of shareholders. You can also find information about Linde’s directors and executive officers in Linde’s proxy statement for its 2022 annual general meeting of shareholders filed with the SEC on May 2, 2022. Investors may obtain a free copy of these documents at Linde’s website noted above.